DiamondRock Hospitality Company

6903 Rockledge Drive

Bethesda, MD 20817

(240) 744-1150

                                                                                                                                                                NEWS

CONTACT:  Mark Brugger

(240) 744-1150

info@drhc.com

DIAMONDROCK REVISES 2007 EARNINGS GUIDANCE AND COMMENTS ON 2008 OUTLOOK

BETHESDA, MD — January 25, 2008 — DiamondRock Hospitality Company (“DiamondRock”) (NYSE:DRH) today announced that 2007 results will be below previously provided guidance. Based on preliminary operating results, the Company provides the following revised estimates for the fourth quarter of 2007 and for the full year (unaudited):

	4th Quarter 2007	Full Year 2007
RevPAR growth	9.5%	9.8%

Adjusted Hotel EBITDA margin growth	140 basis points	160 basis points

Adjusted EBITDA	$68 million	$202 million

Adjusted FFO	$48 million	$146 million

Adjusted FFO per share	$0.50 per share	$1.55 per share

William W. McCarten, Chairman and Chief Executive Officer, stated: “The Company’s preliminary fourth quarter and full year 2007 results reflect outstanding year-over-year growth that is likely to be among the best in the industry, but are below our previous expectations.  In retrospect, the Company’s fourth quarter expectations were too optimistic in an uneven economic environment.  Stronger than expected performance in New York City and Fort Worth could not offset slower than expected demand in several key markets, including Chicago and Boston, and moderating margin expansion.”

Mr. McCarten added: “With an increasingly uncertain and generally softening economic environment, we  have less visibility on near-term operating results than at any time in the last five years.  While we continue to work with our hotel managers to finalize 2008 operating budgets, we expect RevPAR growth to be below our previous estimate of 6 to 8 percent. We will be in a position to provide additional information on our 2008 outlook during our earnings call scheduled for February 29, 2008.

With one of the best balance sheets in the industry, we are well positioned to take advantage of profitable investment opportunities that may arise and we are proactively evaluating the best way to utilize our investment capacity.  In 2007, we explored several strategic alternatives, including the potential acquisition of two separate lodging REITs as well as the potential sale of DiamondRock to a private equity firm in the fall. In connection with the latter effort, the Company incurred approximately $600,000 of expenses before abandoning the transaction because of difficulties related to the current dislocation in the debt markets.”

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties.  DiamondRock owns 20 hotels with 9,600 rooms.  For further information, please visit DiamondRock’s website at www.drhc.com.

Reconciliation of Net Income to 4Q 2007 and 2007 Adjusted EBITDA (Unaudited)
	4th Quarter 2007 (in 000s)	Full Year 2007 (in 000s)
Estimated net income	$25,400	$68,500
Income taxes	4,000	4,900
Depreciation expense	24,500	75,600
Interest expense	16,000	51,100

Estimated EBITDA	69,900	200,100

Non-cash ground rent	2,500	7,900
Non-cash amortization of unfavorable contract liabilities	(500)	(1,700)
Gain on early extinguishment of debt	—	(400)
Gain on property disposition	(3,900)	(3,900)

Estimated Adjusted EBITDA	$68,000	$202,000

EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•                  Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•                  The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•                  Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from Adjusted EBITDA.

Reconciliation of Net Income to 4Q 2007 and 2007 Adjusted FFO (Unaudited)
	4th Quarter 2007 (in 000s)	Full Year 2007 (in 000s)
Estimated net income	$25,400	$68,500
Gain on property disposition	(3,900)	(3,900)
Depreciation expense	24,500	75,600

Estimated FFO	46,000	140,200

Non-cash ground rent	2,500	7,900
Non-cash amortization of unfavorable contract liabilities	(500)	(1,700)
Gain on early extinguishment of debt	—	(400)

Estimated Adjusted FFO	$48,000	$146,000

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

•                  Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•                  The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•                  Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from FFO.

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